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[ROADWAY(R) CORPORATION LOGO]


                                                                    Exhibit 99.1





CONTACT: John M. Hyre
         Investor and Public Relations
         (330) 258-6080


                    ROADWAY CLOSES $225 MILLION DEBT ISSUANCE

AKRON, Ohio - November 30, 2001 - Roadway Corporation (Nasdaq: ROAD) today announced that it completed an offering of 8 1/4% Senior Notes due December 1, 2008 to certain institutional investors and non-U.S. persons in an offering exempt from the registration requirements of the Securities Act of 1933. The senior notes were issued in the aggregate principal amount of $225 million. The senior notes are secured by a lien on the capital stock of the Company's first tier domestic subsidiaries and are guaranteed by all of its material domestic subsidiaries. There is no mandatory redemption for the notes.

The Company intends to use the proceeds to fund, in part, its acquisition of Arnold Industries, Inc.

The Notes to be offered will not be and have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This press release shall not constitute an offer to sell or a solicitation of an offer to buy such notes and is issued pursuant to Rule 135c under the Securities Act of 1933.

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